EXHIBIT 99.1

                             GRANT PARK FUTURES FUND

[LOGO]

             WEEKLY COMMENTARY FOR THE WEEK ENDED FEBRUARY 25, 2005

                 GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     2/25/05


                   WEEKLY ROR            MTD ROR         YTD ROR

CLASS A UNITS        0.75%                2.07%           -4.02%
CLASS B UNITS        0.73%                1.99%           -4.16%
* Subject to independent verification

The Fund recorded small gains over the previous week. Positions in the agricultural/soft commodity sector were responsible for the majority of profits, with additional profits generated in the fixed income sector. Losses stemmed mainly from positions in the stock indices.

Long positions in the agricultural markets ended the week on a positive note as prices for soybeans and related products settled the week in considerably higher territory. May soybeans on the Chicago Board of Trade were 48.75 cents higher at $6.0450 per bushel. The rally was attributed to concerns that a recent spell of dry weather across Argentinean and Brazilian growing regions could continue into March and possibly cause damage to the upcoming crop. U.S. export figures released on Friday also gave a boost to bean prices, as the numbers showed that exports for the week of February 11 were 13% higher than the previous week. May bean oil rallied 2.57 cents per pound while May soybean meal rose $9.50 per ton. Longs in the corn market also profited as the May contract closed 13.75 cents better than last week's close.

Short positions in the fixed income sector posted gains as prices for short-term instruments fell for the week. The December Eurodollar contract on the Chicago Mercantile Exchange fell 9 basis points, mainly in response to the minutes of the Federal Reserve's February meeting at which a number of officials were noted to be of the opinion that while inflation would probably remain low, careful attention should be paid to any upcoming data that might indicate upward price pressures. Analysts said that investors interpreted the Fed's sentiment to mean that the central bank might act a little more aggressively if data regarding the economy were to suddenly indicate a rise in prices. Short positions overseas also reported gains as the British short-sterling contract fell in London.

Long positions in stock indices resulted in losses as a rally in the price of crude oil forced European equity markets to retreat from their recent highs. Analysts said that crude prices above $51.00 caused the sell-off, led mainly by auto stocks. Long positions in the FTSE-100 in London, the Italian MIB, the Spanish IBEX and the German DAX all lost as those indices settled lower. Losses overseas were somewhat offset by gains from long positions on the domestic side as the S&P Composite Index finished higher for the week as the higher oil prices spurred a rally in energy stocks. The NASDAQ-100 index also rallied on the release of a better-than-expected durable goods report.




              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
          THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


                                                (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                           o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600,           Performance Hotline: (866) 516-1574
Chicago, IL 60661                              website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com